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                                                                     Exhibit 3.1

                              SUN COMMUNITIES, INC.

                             ARTICLES SUPPLEMENTARY

     Sun Communities, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Board of Directors of the Corporation, by resolution duly adopted at a meeting duly called and held on October 16, 2006, amended its Bylaws to provide that vacancies on the Board of Directors as a result of the death or resignation of a director or an increase in the size of the Board of Directors shall be subject to Section 3-804(c) of the Maryland General Corporation Law (the "MGCL").

     SECOND: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

     THIRD: As required by Section 3-802 of the MGCL, the Corporation has (i) a class of equity securities registered under the Securities Exchange Act of 1934 and (ii) at least three (3) directors who, at the time of the Corporation's election to be subject to Section 3-804(c) of the MGCL with respect to vacancies on the Board of Directors as a result of the death or resignation of a director or an increase in the size of the Board of Directors, satisfied the requirements set forth in Section 3-802(b) of the MGCL.

     FOURTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

     IN WITNESS WHEREOF, Sun Communities, Inc. has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 16th day of October, 2006.

ATTEST:                                 SUN COMMUNITIES, INC.


/s/ Jeffrey P. Jorissen                 By: /s/ Gary A. Shiffman          [SEAL]
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Jeffrey P. Jorissen, Secretary              Gary A. Shiffman, President